UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Community First, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
INTRODUCTION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1: ELECTION OF DIRECTORS
EXECUTIVE OFFICERS
CORPORATE GOVERNANCE
EXECUTIVE AND DIRECTOR COMPENSATION
SHAREHOLDER PROPOSALS
OTHER MATTERS
ANNUAL REPORT AND ADDITIONAL INFORMATION

COMMUNITY FIRST, INC.
501 South James M. Campbell Boulevard
Columbia, Tennessee 38401
April 2, 2007
Dear Shareholder:
     You are cordially invited to attend the Annual Meeting of Shareholders of Community First, Inc. scheduled for April 24, 2007, at 4:00 p.m., at the Vest Hall located on the campus of Columbia Academy in Columbia, Tennessee at 1101 West 7th Street.
     Details regarding the business to be conducted are described in detail in the attached Notice of Shareholders Meeting and Proxy Statement.
     Your vote is important. Whether or not you are able to attend, it is important that your shares be represented at the meeting. We ask that you please sign, date and return the enclosed proxy card at your earliest convenience.
     I hope that you will be able to attend the Shareholders Meeting on April 24, 2007.

Sincerely,

Eslick E. Daniel, M.D.
Chairman of the Board
Enclosures

COMMUNITY FIRST, INC.
501 South James M. Campbell Boulevard
Columbia, Tennessee 38401
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 24, 2007
     Notice is hereby given that the Annual Meeting of Shareholders (the “Shareholders Meeting”) of Community First, Inc., a Tennessee corporation and bank holding company (the “Company”), will be held at the Vest Hall located on the campus of Columbia Academy in Columbia, Tennessee at 1101 West 7th Street, on April 24, 2007, beginning at 4:00 p.m., local time, for the following purposes:
1.	Elect Directors. To elect four (4) individuals to the Board of Directors as Class II directors, each to serve for a three (3) year term and until his successor is duly elected and qualified; and

2.	Other Business. To transact such other business as may properly come before the Shareholders Meeting or any adjournment or postponement thereof.
     Information regarding the matters to be acted upon at the Shareholders Meeting is contained in the Proxy Statement attached to this Notice.
     Only shareholders of record at the close of business on March 23, 2007 are entitled to notice of, and to vote at, the Shareholders Meeting or any adjournment(s) thereof.
     All shareholders, whether or not they expect to attend the Shareholders Meeting in person, are requested to complete, date, sign and return the enclosed proxy in the accompanying envelope. The proxy may be revoked by the person executing the proxy at any time before it is exercised by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date, or by electing to vote in person at the Shareholders Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Columbia, Tennessee	Marc R. Lively
April 2, 2007	President and Chief Executive Officer
YOU ARE ENCOURAGED TO ATTEND THE SHAREHOLDERS MEETING IN PERSON. IF YOU ARE UNABLE TO ATTEND THE SHAREHOLDERS MEETING, THE BOARD OF DIRECTORS REQUESTS THAT, AT YOUR EARLIEST CONVENIENCE, YOU COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE PAID REPLY ENVELOPE.

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
OF
COMMUNITY FIRST, INC.
TO BE HELD ON
April 24, 2007
INTRODUCTION
Solicitation of Proxies
     This Proxy Statement is being furnished to the shareholders of Community First, Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company from holders of the outstanding shares of the common stock of the Company (“Common Stock”) for use at the Annual Meeting of Shareholders of the Company to be held at the Vest Hall of Columbia Academy, 1101 West 7th Street, Columbia, Tennessee 38401, at 4:00 p.m., local time, on Tuesday, April 24, 2007, and at any adjournment or postponement thereof (the “Shareholders Meeting”).
     The Shareholders Meeting is being held to (a) elect four (4) directors of the Company and (b) transact such other business as may properly come before the Shareholders Meeting and any adjournment or postponement thereof. The Board of Directors of the Company knows of no other business that will be presented for consideration at the Shareholders Meeting other than the matters described in this Proxy Statement. This Proxy Statement is dated April 2, 2007, and it and the accompanying notice and form of proxy are first being mailed to the shareholders of the Company on or about April 2, 2007. All costs incurred in connection with preparing, printing, assembling and mailing this Proxy Statement and any accompanying materials used in the solicitation of proxies will be paid by the Company.
Record Date and Revocability of Proxies
     The Company’s Board of Directors has fixed the close of business on March 23, 2007 as the record date for the determination of shareholders entitled to vote at the Shareholders Meeting. As of such date, the Company had 5,000,000 shares of Common Stock authorized, of which 3,147,433 shares were issued and outstanding. Accordingly, only holders of shares of Common Stock at the close of business on such date will be entitled to vote at the Shareholders Meeting. Holders of Common Stock are entitled to one vote on each matter considered and voted upon at the Shareholders Meeting for each share of Common Stock held of record at the close of business on March 23, 2007.
     Any Shareholder who has given a proxy may revoke it at any time prior to its exercise at the Shareholders Meeting by (a) giving written notice to the Secretary of the Company, (b) properly submitting to the Secretary of the Company a duly executed proxy bearing a later date, or (c) appearing in person at the Shareholders Meeting and voting in person. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: Community First, Inc., 501 South James M. Campbell Boulevard, Columbia, Tennessee 38401 Attention: Marc R. Lively, President and Chief Executive Officer.
Quorum and Shareholder Vote Required
     A quorum will be present at the meeting if at least 1,573,717 shares of Common Stock are represented in person or by valid proxy at the Shareholders Meeting, which is a majority of the Company’s outstanding shares of Common Stock as of the record date. According to Tennessee law and the Company’s Charter and Bylaws, the aggregate number of votes entitled to be cast by all shareholders present in person or represented by proxy at the Shareholders Meeting, whether those shareholders vote “for”, “against” or

“abstain” from voting, together with any broker non-votes, will be counted as present for purposes of determining whether a quorum is present.
     Vote Required for Election of Directors. The affirmative vote of a plurality of the votes cast by the shareholders entitled to vote at the Shareholders Meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted in determining whether there is a quorum. Therefore, so long as a quorum is present, withholding authority will have no effect on whether one or more directors is elected.
     Vote Required for Other Matters. Any matter other than the election of directors that properly comes before the Shareholders Meeting will be approved if the number of shares of Common Stock voted in favor of the proposal exceeds the number of shares of Common Stock voted against it, except where a different vote is required by express provision of law. A properly executed proxy marked “ABSTAIN” with respect to a proposal will not be voted on that proposal, although it will be counted in determining whether there is a quorum. Therefore, so long as a quorum is present, abstaining from voting on any other proposal that properly comes before the Shareholders Meeting will have no effect on whether the proposal is approved.
     If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.
Action to be Taken Under the Proxy
     Proxies in the accompanying form that are properly executed and returned will be voted at the Shareholders Meeting and any adjournment(s) thereof in accordance with the directions on such proxies. If no directions are specified, such proxies will be voted (a) “FOR” the election of the four (4) persons specified as nominees for directors of the Company, each of whom will serve for a three year term as discussed below and until his successor is elected and qualified and (b) in the best judgment of the persons named in the enclosed proxy in connection with the transaction of such other business as may properly come before the Shareholders Meeting or any adjournment(s) thereof.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     Set forth below is information as of March 23, 2007 with respect to beneficial ownership by (a) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (b) each director and nominee, (c) the Named Executive Officers identified in the Summary Compensation Table below and (d) all directors and executive officers of the Company as a group:

		Amount and Nature
Name and Address of		of Beneficial		Percent of Outstanding
Beneficial Owner	Description	Ownership (1)		Common Stock
Eslick E. Daniel, MD 501 S. James M. Campbell Blvd. Columbia, TN 38401	Director, Chairman of the Board of Directors	234,294	(2)	7.43%
Marc R. Lively 501 S. James M. Campbell Blvd. Columbia, TN 38401	Director, President and Chief Executive Officer of the Company and the Bank	121,566	(3)	3.79%
Vasant Gopal Hari 501 S. James M. Campbell Blvd. Columbia, TN 38401	Director	5,000		*
Roger Witherow 501 S. James M. Campbell Blvd. Columbia, TN 38401	Director	22,358	(4)	*
Fred C. White 501 S. James M. Campbell Blvd. Columbia, TN 38401	Director	91,466		2.91%
Dinah C. Vire 501 S. James M. Campbell Blvd. Columbia, TN 38401	Director	40,300	(5)	1.28%
Bernard Childress 501 S. James M. Campbell Blvd. Columbia, TN 38401	Director	10,800	(6)	*
Randy Maxwell 501 S. James M. Campbell Blvd. Columbia, TN 38401	Director	18,200	(7)	*
H. Allen Pressnell, Jr. 501 S. James M. Campbell Blvd. Columbia, TN 38401	Director	30,760	(8)	*
Stephen F. Walker 501 S. James M. Campbell Blvd. Columbia, TN 38401	Director	22,806	(9)	*
Dianne Scroggins 501 S. James M. Campbell Blvd. Columbia, TN 38401	Chief Financial Officer of the Company and the Bank	7,450	(10)	*

		Amount and Nature
Name and Address of		of Beneficial		Percent of Outstanding
Beneficial Owner	Description	Ownership (1)		Common Stock
Carl B. Campbell	Senior Vice President
501 S. James M. Campbell Blvd. Columbia, TN 38401	and Chief Credit Officer of the Bank	17,210	(11)	*
Michael J. Saporito 501 S. James M. Campbell Blvd. Columbia, TN 38401	Senior Vice President and Chief Operating Officer of the Bank	3,686	(12)	*
Roger D. Stewart 501 S. James M. Campbell Blvd. Columbia, TN 38401	Senior Vice President and Senior Loan Officer of the Bank	3,650	(13)	*
All executive officers and directors as a group (14 persons)	—	629,546		19.26%

*	Indicates less than 1%.

(1)	For the purpose of computing the amount of shares owned by each beneficial owner, shares subject to stock options presently exercisable or which will be exercisable within sixty (60) days of March 23, 2007 held by such beneficial owner are deemed to be outstanding. Such shares are not deemed to be outstanding for the purpose of computing the percentage owned by any other person.

(2)	Includes 20,000 shares of Common Stock owned by Dr. Daniel’s spouse, 100,000 shares held by the Daniel General Partnership, 11,000 shares held by various relatives which the director serves as custodian, 36,000 shares held by various trusts for which the director serves as trustee, and options to purchase 6,800 shares of Common Stock.

(3)	Includes 53,326 pledged shares as well as 4,400 shares of Common Stock owned jointly with Mr. Lively’s spouse, 1,000 shares owned by Mr. Lively’s daughter and held by Mr. Lively’s spouse as custodian, 2,500 shares owned by Mr. Lively’s spouse, and options to purchase 58,494 shares of Common Stock.

(4)	Includes 7,612 shares of Common Stock held in an IRA owned by Mr. Witherow’s spouse.

(5)	Includes options to purchase 6,800 shares of Common Stock and 30,000 shares owned by Ms. Vire’s spouse.

(6)	Includes options to purchase 6,800 shares of Common Stock.

(7)	Includes 10,000 pledged shares, 1,000 shares of Common Stock owned by Mr. Maxwell’s children and options to purchase 6,800 shares of Common Stock.

(8)	Includes 2,040 shares of Common Stock owned jointly with Mr. Pressnell’s spouse, and options to purchase 6,800 shares of Common Stock.

(9)	Includes 6,006 shares of Common Stock, which represents Mr. Walker’s share of Walker Family Partnership and options to purchase 6,800 shares of Common Stock.

(10)	Includes options to purchase 6,950 shares of Common Stock.

(11)	Includes options to purchase 9,950 shares of Common Stock.

(12)	Includes options to purchase 3,516 shares of Common Stock.

(13)	Includes options to purchase 1,650 shares of Common Stock.
Section 16(a) Beneficial Ownership Reporting Compliance
     Under federal securities laws, the Company’s directors, executive officers and greater-than-10% shareholders are required to file reports of initial ownership and reports of changes in amounts of Common Stock and other securities of the Company. Based solely on representations and information provided to the Company by the persons required to make such filings, the Company believes that all filing requirements were complied with during the last fiscal year other than the following: a late filing on Form 4 by Marc R. Lively that was filed on January 20, 2006 and included one late transaction dated January 17, 2006.

PROPOSAL 1: ELECTION OF DIRECTORS
Directors Standing for Election
     The Board of Directors is divided into three classes (Class I, Class II and Class III). At each annual meeting of shareholders, directors constituting one class are elected for a three-year term. The current Board of Directors is comprised of 10 members. Four members will be elected at the Shareholders Meeting. The Board of Directors has nominated and recommends to the shareholders Fred C. White, Roger Witherow, Bernard Childress and Stephen Walker, each of whom is an incumbent Class II director, for election as Class II directors to serve until the annual meeting of shareholders in 2010 and until such time as their respective successors are duly elected and qualified.
     The Board expects each of the nominees to serve if elected. If any of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.
     Information regarding each of the nominees for director is set forth below. Directors’ ages are given as of the date of this Proxy Statement. The Board of Directors recommends that shareholders vote FOR each of the four (4) director nominees set forth below.

Name	Age	Principal Occupation
Fred C. White	65	Mr. White is currently a local businessman involved primarily in real estate development. From 1976 to 1999, he was the co-owner of Smelter Service Corporation, an aluminum reclamation plant. He was first elected to the Board in 2000.

Roger Witherow	58	Mr. Witherow is President of Roger Witherow & Associates, Inc., a firm specializing in executive and employee fringe benefits. He has held that position since 1976. Mr. Witherow is a registered representative and sells securities through Thoroughbred Financial Services LLC. He was first elected to the Board in 2000.

Bernard Childress	51	Mr. Childress is a former educator. He is currently the Assistant Executive Director of the Tennessee Secondary School Athletic Association, a position he has held since 1995, and is active in community activities through Leadership Maury County, the YMCA, the Rotary Club and the Maury Regional Hospital Advisory Board. He was first elected to the Board in 1999.

Stephen Walker	37	Mr. Walker is the Commercial Property Manager for Walker Family Limited Partnership, a position he has held since 1994, and is active in the Columbia Main Street Corporation. He was first elected to the Board in 1999.

Directors Continuing in Office

Name	Age	Principal Occupation
Class III – Directors Whose Terms of Office Will Expire in 2008:

Marc R. Lively	43	Mr. Lively is the President and Chief Executive Officer of the Company and the Bank. Prior to joining the Bank in 1998, Mr. Lively managed the Tennessee Corporate Banking Group of TransFinancial Bank in Nashville, Tennessee. He was first elected to the Board in 1999.

Eslick E. Daniel, M.D.	65	Mr. Daniel is Chairman of the Board of Directors. He is a retired orthopedic surgeon and founder of Mid-Tennessee Bone and Joint Clinic, P.C. He was first elected to the Board in 1999.

Vasant Hari	58	Mr. Hari is an investor in the hospitality industry. Mr. Hari also serves as director of Community First Title, Inc. He was first elected to the
		Board in 2000.

Name	Age	Principal Occupation
Class I – Directors Whose Terms of Office Will Expire in 2009

Randy Maxwell	50	Mr. Maxwell is Assistant Vice President for Investments of Tennessee Farmers Mutual Insurance Company, a position he has held since 1993. He was first elected to the Board in 1999.

H. Allen Pressnell, Jr.	61	Mr. Pressnell is President and owner of Columbia Rock Products, a position he has held since 1982, and is the Chief Executive Officer and owner of Industrial Contractors Inc., positions he has held since 1982 and 1999, respectively. He was first elected to the Board in 1999.

Dinah C. Vire	55	Ms. Vire manages a physician’s office, a position she has held since 1978. Ms. Vire was first elected to the Board in 1999.
     The Company’s Board of Directors has established procedures for the Company’s shareholders to communicate with members of the Board of Directors. Shareholders can communicate with any of the Company’s directors, including the chairperson of any of the committees of the Board of Directors, by writing to a director c/o Community First, Inc. 501 South James M. Campbell Blvd., Columbia, Tennessee 38401. All such communications will be forwarded directly to such director.
     The Company’s Board of Directors has adopted a policy stating that directors are strongly encouraged to attend the annual meeting of shareholders. In order to encourage director attendance at the annual meeting of shareholders, a meeting of the Board of Directors is typically held the day before or directly after the annual meeting of shareholders. All directors attended the 2006 Annual Meeting of Shareholders except for Mr. Hari.

EXECUTIVE OFFICERS
     Information concerning the Company’s executive officers who are not also directors is set forth below.

Name	Age	Principal Occupation
Dianne Scroggins	47	Ms. Scroggins is Chief Financial Officer of Community First Inc. and Vice President and Chief Financial Officer of the Bank, positions she has held since 1998. Ms. Scroggins serves on the Asset Liability Committee and the Investment Committee. Ms. Scroggins joined the Bank in its organization phase in 1998. Prior to joining the Bank, Ms. Scroggins served as assistant cashier from 1994-1997 and Vice President in 1998 with the Middle Tennessee Bank. She served in many areas of Middle Tennessee Bank, including manager of the credit card department, investment accountant, assisted the Chief Financial Officer in the Finance Department and served on the Asset Liability Committee.

Michael J. Saporito	56	Mr. Saporito is Senior Vice President and Chief Operating Officer of the Bank and has held that position since September of 2004 when he joined the Bank. Mr. Saporito has 35 years of banking experience with several community banks. Prior to joining the Bank, Mr. Saporito served as Senior Vice President and Chief Operation Officer of Ohio Legacy Bank in Wooster, Ohio from 2003 to 2004. He served as Senior Vice President, Chief Operation Officer and Chief Information Officer of Commercial and Savings Bank in Millersburg, Ohio from 2001 to 2003 and Senior Vice President and Senior Operation Officer of The Bank/First Citizens Bank in Cleveland, Tennessee from 1996 to 2001.

Carl B. Campbell	58	Mr. Campbell is Senior Vice President and Chief Credit Officer of the Bank, positions he has held since 2005. Mr. Campbell serves on the Bank’s Loan Committee. Prior to joining the Bank in 2000, Mr. Campbell was an Executive Vice President with Mercantile Bank of Kentucky. Mr. Campbell has held various lending and credit management positions over the past 34 years.

Roger D. Stewart	43	Mr. Stewart is Senior Vice President and Senior Loan Officer of the Bank, positions he has held since 2005. Prior to joining the Bank in May of 2005, Mr. Stewart served as Vice President and Commercial Team Leader for the Tennessee Community Banking Group for U.S. Bank, N.A. since November of 2000. Mr. Stewart has held various commercial lending positions over the past 19 years.

CORPORATE GOVERNANCE
Director Nomination Procedure and Director Independence
     The Company seeks to attract and retain highly qualified directors who are willing to commit the time and effort necessary to fulfill their duties and responsibilities as a director of the Company. The Board of Directors desires to maintain flexibility in choosing appropriate board candidates, and therefore has not adopted specific, minimum qualifications that must be met by a recommended nominee for a position on the Company’s Board of Directors. Board candidates are generally considered based on various criteria, including their business and professional skills and experiences, business and social perspective, personal integrity and judgment and other factors the Board of Directors may deem relevant under the circumstances.
     Once the Board of Directors makes the preliminary determination that there is a need for additional Board members to fill vacancies or expand the size of the Board, the independent directors will begin searching for a prospective nominee. After a prospective nominee is identified, the independent directors as a whole make an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the independent directors with the recommendation of the prospective candidate, as well as each director’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. If the independent directors determine, in consultation with the other Board members as appropriate, that additional consideration is warranted, they may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report their findings to the entire Board.
     Director nominees are selected by a majority vote of the independent directors, which includes all of the directors except Mr. Lively, all of whom participate in the consideration of director nominees and each of whom the Board has determined is independent under the listing standards of the National Association of Securities Dealers, Inc. (“NASD”). With respect to Mr. Witherow, the Board specifically considered his affiliation to certain entities that provide services to the Company (described in greater detail in the “Certain Relationships and Related Transactions” section of this proxy statement) and determined that, despite such affiliation, he is still independent under NASD listing standards. Given the size and composition of the Company’s Board of Directors, the Company does not have a separate nominating committee or a nominating committee charter.
     The Board will consider nominees for the Board of Directors recommended by shareholders if shareholders comply with the advance notice provisions contained in the Company’s Restated Bylaws. The Board evaluates nominees recommended by shareholders on the same basis as nominees recommended by any other source. Nominations to the Board may be submitted by shareholders of the Company for consideration by the Board of Directors by sending such nomination to: Marc R. Lively, Community First, Inc., 501 South James M. Campbell Boulevard, Columbia, Tennessee 38401.
Meetings and Committees of the Board of Directors
     The Board of Directors of the Company held 12 regular meetings and two special meetings during 2006. No director of the Company attended fewer than 75% of the aggregate of (a) the total number of board meetings held during 2006 and (b) the total number of committee meetings of the Board of Directors on which he or she served during 2006.
     The Board of Directors of the Company has standing Personnel, Compensation and Audit Committees.

     Personnel Committee. The Board of Directors has a standing Personnel Committee comprised of Bernard Childress, Marc R. Lively, Roger Witherow, H. Allen Pressnell, Jr., Dinah C. Vire and Stephen Walker. Mr. Pressnell acts as the Chairman of the Personnel Committee. With the exception of Mr. Lively, all of the members of the Personnel Committee are independent directors as defined by the NASD’s listing standards. The Personnel Committee sets policies and oversees certain employee matters relating to the Company except for the executive compensation of Marc R. Lively. The committee held no meetings during 2006.
     Compensation Committee. The Board of Directors has a standing Compensation Committee currently composed of Roger Witherow, Bernard Childress, Eslick Daniel, M.D., Fred C. White, H. Allen Pressnell, Jr., Dinah C. Vire and Stephen Walker. Dr. Daniel acts as the Chairman of the Compensation Committee. This Committee oversees matters relating to the compensation of our Chief Executive Officer. The Compensation Committee has adopted a written charter, which can be viewed on the Company’s website, http://www.cfbk.com. None of the members of the Compensation Committee have at any time been an officer or employee of the Company or any of its subsidiaries. All members of the Compensation Committee are independent directors as defined by the NASD’s listing standards. The committee held three meetings in 2006.
     Audit Committee. The Audit Committee of the Company’s Board of Directors is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 and is currently composed of Fred C. White, Randy Maxwell and Dinah C. Vire, each of whom is independent under the NASD’s listing standards and the rules and regulations of the Securities and Exchange Commission (the “SEC”). Mr. White serves as the Chairman for the Audit Committee. The Board of Directors has determined that Mr. White is an “audit committee financial expert” as defined in applicable SEC rules. The committee held six meetings in 2006.
     The Audit Committee assists the Board in fulfilling its responsibility for overseeing the accounting, auditing and financial reporting processes of the Company. The Audit Committee has adopted a written charter, which can be viewed on the Company’s website, http://www.cfbk.com. In addition to other activities, prior to the release of quarterly reports in fiscal year 2006, the Audit Committee or a member of the Audit Committee also reviewed and discussed the interim financial information contained therein with Crowe Chizek and Company, the Company’s independent auditors (“Crowe Chizek”).
Compensation Committee Interlocks and Insider Participation
     During 2006, Roger Witherow, Bernard Childress, Eslick Daniel, M.D., Fred C. White, H. Allen Pressnell, Jr., Dinah C. Vire and Stephen Walker served on our Compensation Committee, with Dr. Daniel serving as the committee’s chair. None of these individuals has at any time been an officer or employee of the Company or any of its subsidiaries. There are no relationships among the Company’s executive officers, members of the Compensation Committee or entities whose executives serve on the Board of Directors or the Compensation Committee that require disclosure under applicable regulations of the SEC.
     No executive officer of the Company or the Bank has served as a member of the compensation committee of another entity, one of whose executive officers served on the Compensation Committee. No executive officer of the Company or the Bank has served as a director of another entity, one of whose executive officers served on the Compensation Committee. No executive officer of the Company or the Bank has served as a member of the compensation committee of another entity, one of whose executive officers served as a director of the Company or the Bank.

Certain Relationships and Related Transactions
     Except as set forth below, there were no related party transactions during 2006, and there are no existing or proposed direct or indirect material transactions between the Company and any of their officers, directors, or any affiliate of the foregoing, except in the ordinary course of the Company’s business.
     The Company has had, and expects to have in the future, banking transactions in the ordinary course of business with directors and officers of the Company and their affiliates, including members of their families or corporations, partnerships or other organizations in which such officers of directors have a controlling interest, on substantially the same terms (including price or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Such banking transactions have not involved more than the normal risk of collection nor do these transactions present other unfavorable features. As of December 31, 2006, the aggregate amount of loans outstanding to directors, executive officers and related parties was approximately $5,118,000.
     In addition, two entities affiliated with Roger Witherow provide services to the Company in various capacities such as insurance broker and benefits advisor. In these capacities, these entities received combined commission payments in an aggregate amount less than $35,000 during fiscal year 2006 from various third parties related to the Company’s insurance policies and benefit plans. The Company’s Board of Directors believes that the insurance policies obtained and the commissions paid to these entities are market competitive.
     Pursuant to the Company’s Audit Committee charter, the Audit Committee is responsible for reviewing and approving and/or ratifying related party transactions, including any transactions that the Company is required to report in its proxy statements under Item 404 of Regulation S-K.
Audit Committee Report
     The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.
Auditor Independence
     In this context, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and discussed with it, the firm’s independence from the Company and its management. The Audit Committee has considered whether the independent registered public accounting firm provision of non-audit services to the Company is compatible with maintaining the registered public accounting firm’s independence.
Review of Audited Financial Statements
     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors:

Fred C. White, Chair
Randy Maxwell
Dinah C. Vire

Relationship with Independent Auditors
     The Audit Committee has selected Crowe Chizek as the Company’s independent, outside auditing firm for 2007. Crowe Chizek is a full-service firm of certified public accountants with expertise in bank holding company auditing. The firm is located in Brentwood, Tennessee.
     The Audit Committee has adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent accountant to the Company. The policy requires that all services Crowe Chizek may provide to the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the Audit Committee. The Audit Committee approved all audit and non-audit services provided by Crowe Chizek during fiscal 2006 prior to Crowe Chizek performing such services.
     It is anticipated that a representative of Crowe Chizek will be present at the Shareholders Meeting to respond to appropriate questions. Such representative will have an opportunity to make a statement at the Shareholders Meeting if the representative desires.
Audit and Non-Audit Fees
     During the years ended December 31, 2006 and December 31, 2005, the Company was billed the aggregate fees set forth below by Crowe Chizek:

	2006	2005
Audit Fees (1)	$118,200	$56,246
Audit-Related Fees (2)	5,000	2,500
Tax Fees (3)	25,270	19,065
All Other Fees (4)	43,555	105,235

Total Fees	$192,025	$183,046

1.	Audit Fees include fees related to the annual independent audit of the Company’s financial statements and reviews of the Company’s annual report on Form 10-K for 2006 and Form 10-KSB for 2005 and quarterly reports on Form 10-Q for 2006 and 10-QSB for 2005.

2.	Audit-Related Fees include fees related to an audit conducted by the FHLB and fees related to the registration statements of the Company filed with the SEC.

3.	Tax Fees include fees related to tax return preparations and other tax related assistance, planning and advice.

4.	All other fees include fees related to REIT, loan review and other accounting assistance.

EXECUTIVE AND DIRECTOR COMPENSATION
Compensation Discussion and Analysis
     Overview of Compensation Process. The Compensation Committee of the Company’s Board of Directors (the “Committee”) is comprised of Roger Witherow, Bernard Childress, Eslick Daniel, M.D., Fred C. White, H. Allen Pressnell, Jr., Dinah C. Vire and Stephen Walker, with Dr. Daniel serving as the Committee’s chair. All members of the Committee are non-employee directors, as defined in Rule 16b-3 of the rules promulgated under the Securities and Exchange Act of 1934, as amended and independent directors, as defined in the NASD’s listing standards, in each case as determined by our Board of Directors. In addition to independence considerations, the Board determines Committee membership based on such knowledge, experience and skills that it deems appropriate in order to adequately perform the responsibilities of the Committee.
     The Committee is responsible for setting the compensation of the Chief Executive Officer, overseeing the Board’s evaluation of the performance of our executive officers and administering the Company’s equity-based incentive plans, among other things. The Committee undertakes these responsibilities pursuant to a written charter adopted by the Committee and the Board. No changes were made to the Committee’s charter during 2006. The charter may be viewed in full on the Company’s website, http://www.cfbk.com (under “Corporate Governance ” on the Investor page).
     The Committee periodically reviews executive compensation and the Company’s compensation policies to ensure that the Chief Executive Officer and other key members of our management team are rewarded appropriately for their contributions to the Company and that the overall compensation strategy supports the objectives and values of our organization, as well as shareholder interests.
     Compensation Philosophy. The fundamental objective of our executive compensation policies is to attract and maintain executive leadership for the Company that will execute our business strategy, uphold our Company values, and deliver results and long-term value to our shareholders. Accordingly, the Committee seeks to develop compensation strategies and programs that will attract, retain, and motivate highly qualified and high-performing executives through compensation that is:
•	Retention-based: Compensation should be designed to maximize the Company’s retention rates for key employees and members of management.

•	Performance-based: A significant component of compensation should be determined based on whether or not the Company meets certain performance criteria that, in the view of the Committee, are aligned with growth in shareholder value.

•	Shareholder-aligned: Equity incentives should be used to align the interests of our executive officers with those of our shareholders.

•	Balanced: Performance-oriented features and retention-oriented features should be balanced so the entire program accomplishes the Company’s pay-for-performance and executive retention objectives.

•	Fair: Compensation levels and plan design should reflect competitive practices, our performance relative to peer companies, and the relationship of compensation levels from one executive to another.
     Our executive officers compile and provide information, make recommendations for the Committee’s consideration and assist in the management and administration of our executive benefit plans. Their responsibilities may include, but are not limited to, the following:
•	Recommending grants and awards for key executive officers, other than the Chief Executive Officer;

•	Recommending changes to ensure that our compensation programs remain competitive and aligned with our objectives; and

•	Providing information to the Committee, including but not limited to (1) information concerning Company and individual performance, (2) information concerning the attainment of our strategic objectives, (3) the common stock ownership of each executive and his or her option holdings, (4) equity compensation plan dilution, (4) compensation “tally sheets,” which are intended to quantify all forms of compensation payable to our executives, and (6) peer group compensation and performance data.
     The Committee’s compensation philosophy for an executive officer emphasizes an analysis of the executive’s performance for the year, projected role and responsibilities, required impact on execution of Company strategy, external pay practices, total cash and total direct compensation positioning, and other factors the Committee deems appropriate. Our philosophy also considers employee retention, vulnerability to recruitment by other companies, and the difficulty and costs associated with replacing executive talent. Based on these objectives, compensation programs for peer companies and the philosophies of the Committee, the Committee has determined that our Company should provide its executives compensation packages comprised of three primary elements: (i) base salary; (ii) annual variable performance awards payable in cash and primarily based on the financial performance of the Company, in accordance with the goals established by the Committee; and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between executive officers and our shareholders.
     Components of 2006 Compensation Program. Set forth below are the components to the Company’s 2006 compensation program for our Named Executive Officers. In addition, the Company has entered into an employment agreement with Mr. Lively, the material terms of which are described in the “Employment Agreements” section of this proxy statement.
     Target Compensation for Chief Executive Officer. Since 2001, the Committee has retained Professional Bank Services to conduct an annual review of the compensation of our Chief Executive Officer. In November of 2005, the Committee once again retained Professional Bank Services to assist it in reviewing the Company’s compensation strategies and plans for the Chief Executive Officer position in order to determine the appropriate compensation structure for Marc R. Lively for the 2006 fiscal year. At the Committee’s request, Professional Bank Services performed several analyses, including peer and market comparisons. These analyses assisted the Committee in determining if such strategies and plans were advisable based on the Company’s current financial position and strategic goals, as well as developments in corporate governance and compensation design. Professional Bank Services was selected due to its extensive experience in providing compensation consulting services within the financial industry.
     In order to determine appropriate compensation levels for our Chief Executive Officer, Professional Bank Services conducted a peer group analysis that was primarily based on reported 2005 compensation information for the region, including data reported by the Bank Administration Institute, America’s Community Bank and the Tennessee Bankers Association. Based on survey results, Professional Bank Services determined that the average base salary and total compensation ranges for the senior position in a $300 — $500 million asset size institution in 2006 in our market would be as follows:

2006 Base Salary Ranges

Minimum	Mid-Point	Maximum
$153,088	$191,360	$229,632
2006 Total Compensation Ranges

Minimum	Mid-Point	Maximum
$244,896	$306,120	$367,344
     Taking this information into account as well as the compensation objectives and philosophies discussed above, the Committee determined that our Chief Executive Officer’s compensation for 2006 should target the Mid-Point range for salary and between the Minimum and Mid-Point ranges for total compensation.
     Base Salary. We seek to provide base salaries for our executive officers that provide a secure level of guaranteed cash compensation in accordance with their experience, professional status and job responsibilities. Each year the Committee reviews and sets the salary of our Chief Executive Officer, taking into account several factors, including prior year salary, responsibilities, tenure, performance, salaries paid by comparable companies for comparable positions, the Company’s overall pay scale, and the Company’s recent financial performance. Such review typically takes place during the fourth quarter. Additionally, our Chief Executive Officer, in coordination with our human resources department, has historically evaluated (based on the above factors) and set the base salaries of our other Named Executive Officers. An annual evaluation of these salaries has typically been conducted in connection with the anniversary of hire for each executive. The following are 2006 base salaries for our Named Executive Officers, which are presented in comparison to the 2005 base salaries:

Name	2006 Base Salary		2005 Base Salary	Percentage Change
Marc R. Lively	$190,000	(1)	$170,000	11.8%
Dianne Scroggins	80,000	(2)	75,000	6.7%
Michael J. Saporito	120,000	(3)	115,000	4.3%
Carl B. Campbell	120,000	(3)	110,000	9.1%
Roger D. Stewart	120,000	(3)	110,000	9.1%

(1)	Effective January 1, 2006.

(2)	Effective February 16, 2006.

(3)	Effective May 16, 2006.
     Management Incentive Compensation Plan. After consulting with Professional Bank Services, the Committee established a Management Incentive Compensation Plan (“MICP”) for the 2006 fiscal year. The objectives of the MICP included maximizing the Company’s long-term profitability and the return on shareholders equity, promoting teamwork among members of management and encouraging superior individual performance, and providing management with the ability to earn incentive compensation proportional to the Company’s success and their individual contributions.
     The MICP established threshold, objective and superior goals for fiscal 2006 that were based upon achievement of (i) financial objectives relating to return on shareholder’s equity, net interest income, non-interest income, non-interest expense and return on equity and (ii) individual performance goals. Based on these goals, the Chief Executive Officer had the potential to earn 15%, 30% or 45%, respectively, of his base salary for threshold, objective or superior performance and each of the other Named Executive Officers had the potential to earn 10%, 15% or 20%, respectively, of their base salaries for threshold, objective or superior performance. After the determination of the incentive amount payable under the terms of the MICP, the Committee may, in its discretion, adjust the amount of the incentive to reflect partial performance. Based on

2006 results as well as individual performance (evaluated by the Committee with respect to the Chief Executive Officer and by the Chief Executive Officer with respect to the other Named Executive Officers), MICP awards were made to each of the Named Executive Officers in the following amounts:

Name	MICP Award		Percentage of Base Salary
Marc R. Lively	$62,000	(1)	30%
Dianne Scroggins	16,000		20%
Michael J. Saporito	24,000		20%
Carl B. Campbell	24,000		20%
Roger D. Stewart	24,000		20%

(1)	Award based on Mr. Lively’s base salary in effect as of January 1, 2007.
     Long-Term Share-Based Incentive Compensation. As described above, one of our key compensation philosophies is that long-term share-based incentive compensation should strengthen and align the interests of our officers and employees with our shareholders because, in the case of stock options, such options have value only to the extent our share price increases over time. The Committee primarily seeks to accomplish this goal by making annual stock option grants to each of the Company’s Named Executive Officers pursuant to the Company’s 1999 Stock Incentive Plan or 2005 Stock Incentive Plan. In July 2006, the Committee made the following non-qualified option grants to our Named Executive Officers:

	Shares Subject to Time-Based
Name	Vesting Option Grant	Exercise Price
Marc R. Lively	4,450	$30.00
Dianne Scroggins	1,750	30.00
Michael J. Saporito	1,750	30.00
Carl B. Campbell	1,750	30.00
Roger D. Stewart	1,750	30.00
     Each of these non-qualified options vest ratably over four years and have a 10-year term. The exercise price is based on the market price of the Company’s stock on the date of the grant, which is determined by the last known sale price of the Company’s common stock on the date of the grant.
     In January 2006, the Committee also chose to grant 346 shares of restricted stock time-based vesting to Mr. Lively. These shares vest 50% over a two-year period. The Committee believes that restricted shares provide immediate alignment of executive and shareholder interests because the executive becomes a shareholder from the date of award. Mr. Lively is entitled to vote, and receive dividends, if any are paid, on these shares of restricted stock prior to the shares vesting.
     Retirement Benefits
     401K Plan . Our 401K Plan is a tax-qualified retirement plan pursuant to which all associates, including the Named Executive Officers, after one year of active service and so long as they are scheduled for 1,000+ hours per year, are able to contribute up to the annual limit prescribed by the Internal Revenue Service to the 401K Plan on a before tax basis. For 2006, this amount was $15,000. Prior to 2007, the Company matched 100% of the first 3% of pay that was contributed to the 401K Plan. The Company matched contributions to the 401K Plan vested 20% annually beginning after two (2) years of service, becoming fully vested after six (6) years of service. Beginning in January 1, 2007, the Company will match 100% of the first 3% of pay and 50% of the next 2% of pay. These matching contributions are 100% vested when made.
     Supplemental Executive Retirement Plan. On August 16, 2005, the Bank approved a Supplemental Executive Retirement Plan (the “SERP”). The SERP will provide each of the Named Executive Officers, except for Mr. Stewart who does not participate in the SERP, with benefits upon retirement, death or disability in certain prescribed circumstances. The specifics of the benefits provided were set forth in a Participation Agreement with each executive, the terms of which are described in detail in the “Pension Benefits in 2006” section of this proxy statement.
     Bank Owned Life Insurance. The Bank has purchased Bank Owned Life Insurance (“BOLI”) on the lives of certain employees, including each of the Named Executive Officers. The purpose of the BOLI plan is to provide the funds necessary to replace the employee(s) due to an unanticipated death. These funds are to aid in locating succession management. As an inducement to retain these individuals until normal retirement, the plan provides for the sharing of the death benefit with their designated beneficiaries from the BOLI plan. The policies provide each participant a death benefit of $25,000 that is assigned to their designated beneficiary. The Bank is the owner of the policies and retains a 100% interest in the cash surrender value of the policies. There are no other benefits to the insured or their beneficiaries under the BOLI plan. Although this benefit does not provide any current remuneration to the executive, it provides the Bank with a mechanism to use to attract, retain and reward highly qualified executives, and it provides further incentive for longevity with the Bank.
     Severance and Change of Control Benefits. We believe that reasonable severance and/or change in control benefits are sometimes necessary in order to recruit and retain effective senior managers. In particular, for our Chief Executive Officer, we believe that reasonable severance benefits reflect the fact that it may be difficult for such executive to find comparable employment within a short period of time, and are a product of a generally competitive recruiting environment within our industry. We also believe that certain change in control benefits are prudent in order to provide an executive security that will likely reduce the reluctance of an executive to pursue a change in control transaction that could be in the best interests of our stockholders. While the Committee will receive this information as part of its annual review of total executive compensation (including contingent compensation), the Committee does not typically consider the value of potential severance and/or change in control benefits when assessing annual compensation as these payouts are contingent and have a primary purpose unrelated to ordinary compensation matters. For a detailed discussion of potential severance and change of control benefits, see the “Potential Payments Upon Termination or Change in Control,” section of this proxy statement.
     Perquisites and Other Benefits. The Company provides certain perquisites to its Chief Executive Officer, including an automobile allowance for Mr. Lively and country club membership dues paid on behalf of each of the Named Executive Officers. The aggregate value of such benefits for each Named Executive Officer did not exceed $10,000 for 2006. The Named Executive Officers are also eligible for benefits generally available to and on the same terms as the Company’s employees who are exempt for purposes of the Fair Labor Standards Act, including health insurance, disability insurance, dental insurance, and life insurance.
     Compensation Decisions for 2007. In November, 2006, the Committee reviewed and set the 2007 base salary for our Chief Executive Officer. In January, 2007, the Chief Executive Officers also set 2007 base salaries for each of the other Named Executive Officers. The 2007 base salaries for each of our Named Executive Officers is as follows:

Name	2007 Base Salary
Marc R. Lively	$209,000	(1)
Dianne Scroggins	95,000	(2)
Michael J. Saporito	127,200	(2)
Carl B. Campbell	127,200	(2)
Roger D. Stewart	127,200	(2)

(1)	Effective January 1, 2007.

(2)	Effective January 16, 2007.
     The Committee also expects to make long-term equity incentive awards to each of our Named

Executive Officers, pursuant to the same compensation strategies and philosophies discussed above in the second or third quarter of 2007. Additionally, pursuant to the terms of his employment agreement (discussed below in the “Employment Agreements” section of this proxy statement), the Company must grant to Mr. Lively additional options to purchase 3% of the total number of shares issued in the Company’s offering that commenced during December 2006 and closed during March 2007. Based on the number of shares sold in the offering, Mr. Lively will be awarded an option to purchase approximately 8,100 shares of the Company’s common stock. The exercise price will be equal to the fair market value on the date of the grant.
     Tax and Accounting Implications
     Deductibility of Executive Compensation. As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid under the incentive plans are generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.
     Nonqualified Deferred Compensation. On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations have not become effective yet, the Company believes it is operating in good faith compliance with the statutory provisions, which were effective January 1, 2005.
     Accounting for Stock-Based Compensation. Beginning on January 1, 2006, the Company began accounting for stock-based payments including its Stock Option Program, Long-Term Stock Grant Program, Restricted Stock Program and Stock Award Program in accordance with the requirements of FASB Statement 123(R).

Report of the Compensation Committee
     The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.
     Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Taking this review and discussion into account, the undersigned Committee members recommended to the Board of Directors that the Board approve the inclusion of the Compensation Discussion and Analysis in our Proxy Statement on Schedule 14A for filing with the SEC.

Submitted by the Compensation Committee of the Board of Directors:

Eslick Daniel, M.D., Chair	Roger Witherow
Stephen Walker	Bernard Childress
Fred C. White	H. Allen Pressnell, Jr.
Dinah C. Vire

Summary Compensation Table
     The table below summarizes the compensation paid or accrued by the Company during the fiscal year ended December 30, 2006 for (i) the Chief Executive Officer; (ii) the Chief Financial Officer; and (iv) the three highest paid executive officers of the Company whose total compensation exceeded $100,000 for fiscal 2006 (collectively, the “Named Executive Officers”). The Company has not entered into any employment agreements with any of the Named Executive Officers except for Mr. Lively.
     The Named Executive Officers were not entitled to receive payments that would be characterized as “Bonus” payments for the fiscal year ended December 30, 2006. Amounts listed under column title “Non-Equity Incentive Plan Compensation”, were determined by the Compensation Committee at its January 2007, meeting and, to the extent not deferred by the executive, were paid out shortly thereafter.
     Based on the fair value of equity awards granted to Named Executive Officers in fiscal 2006 and the base salary of the Named Executive Officers, “Salary” accounted for between 56-73% of the total compensation of the Named Executive Officers, cash incentive compensation accounted for between 13-20% of the total compensation of the Named Executive Officers, equity incentive compensation accounted for between 8-13% of the total compensation of the Named Executive Officers and benefits accounted for between 3-11% of the total compensation of Named Executive Officers.

						Non-Equity
				Stock	Option	Incentive Plan		All
Name and Principal				Awards	Awards	Compensation	Change in Pension	Other
Position	Year	Salary	Bonus	(1)(3)	(2)(3)	(4)	Value (5)	Comp. (6)	Total
Marc R. Lively (7)	2006	$190,000	—	$4,844	$5,939	$62,000	$8,187	$18,518	$289,488
President and Chief Executive Officer

Dianne Scroggins	2006	$79,583	—	—	$6,917	$16,000	$3,892	$3,024	$109,416
Chief Financial Officer

Michael J. Saporito	2006	$118,125	—	—	$21,117	$24,000	$10,980	$4,600	$178,822
Senior Vice President and Chief Operating Officer

Carl B. Campbell	2006	$116,250	—	—	$9,622	$24,000	$13,067	$4,240	$167,179
Senior Vice President and Chief Credit Officer

Roger D. Stewart	2006	$118,125	—	—	$14,679	$24,000	—	$2,215	$159,019
Senior Vice President and Senior Loan Officer

(1)	The amounts shown in this column represent the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123R and thus include amounts from awards granted in and prior to 2006. All grants of restricted stock were made under the Community First, Inc. 2005 Stock Incentive Plan and are subject to individual award agreements, the form of which was previously filed with the SEC.

(2)	The amounts shown in this column represent the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123R and thus include amounts from awards granted in and prior to 2006. All grants of options to purchase the Company’s common stock were made under the Community First, Inc. Stock Option Plan 1999 or the Community First, Inc. 2005 Stock Incentive Plan and are subject to individual award agreements, the forms of which were previously filed with the SEC. With respect to Mr. Lively, $1,269 of the amount shown represents the dollar amount recognized for financial reporting purposes for options awarded to him during 2006 for his service on the Company’s board of directors.

(3)	Assumptions used in the calculation of these amounts are described in Notes 1 and 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K that was filed with the SEC on March 29, 2007.

(4)	The amounts shown in this column reflect the cash incentive plan compensation earned by each of the Named Executive Officer under the MICP, which is discussed in further detail under the heading “Management Incentive Compensation Plan” in the Compensation Discussion and Analysis section of this proxy statement.

(5)	The amounts shown in this column reflect only the actuarial increases in the present value of each Named Executive Officer’s benefits under the Company’s SERP and, as a result, include unvested amounts that the Named Executive Officers may not currently be entitled to receive. The SERP is discussed in further detail under the heading “Supplemental Executive Retirement Plan” in the Compensation Discussion and Analysis section of this proxy statement and belwo.

(6)	The amounts shown in this column include the following:
•	Matching contributions allocated by the Company to each of the Named Executive Officers pursuant to the Company’s 401K Plan in the following amounts: Mr. Lively ($7,011); Ms. Scroggins ($2,756); Mr. Saporito ($3,326); Mr. Campbell ($1,927); and Mr. Stewart ($3,311).

•	Insurance premiums paid on behalf of each of the Named Executive Officers in the following amounts: Mr. Lively ($588); Ms. Scroggins ($269); Mr. Saporito ($403); Mr. Campbell ($403); and Mr. Stewart ($403).
(7)	With respect to Mr. Lively, the “Option Awards” column includes $1,269 for option awards made to Mr. Lively as a result of serving as a member of the Company’s board of directors, and the “All Other Comp.” column includes $10,850 for director fees earned during the 2006.
Grants of Plan-Based Awards in 2006
     The following table sets forth the grants of plan-based awards that were made to the Named Executive Officers during the fiscal year ended December 31, 2006.

								All Other	All Other		Grant
								Stock	Option	Exercise	Date Fair
								Awards:	Awards:	or Base	Value of
								Number	Number of	Price of	Stock and
		Estimated Possible Payouts Under Non-			Estimated Future Payouts Under			of Shares	Securities	Option	Option
	Grant	Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards			of Stock	Underlying	Awards	Awards
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	(2)	(3)
Marc R.	1/17/2006	—	—	—	—	—	—	346	—	—	$9,688
Lively	7/18/2006	—	—	—	—	—	—	—	1,200	$30.00	$10,152
	7/18/2006	—	—	—	—	—	—	—	3,250	$30.00	$27,495
	N/A	$28,500	$57,000	$85,500	—	—	—	—	—	—	N/A

Dianne	7/18/2006	—	—	—	—	—	—	—	1,750	$30.00	$14,805
Scroggins	N/A	$8,000	$12,000	$16,000	—	—	—	—	—	—	N/A

Michael J.	7/18/2006	—	—	—	—	—	—	—	1,750	$30.00	$14,805
Saporito	N/A	$12,000	$18,000	$24,000	—	—	—	—	—	—	N/A

Carl B.	7/18/2006	—	—	—	—	—	—	—	1,750	$30.00	$14,805
Campbell	N/A	$12,000	$18,000	$24,000	—	—	—	—	—	—	N/A

Roger D.	7/18/2006	—	—	—	—	—	—	—	1,750	$30.00	$14,805
Stewart	N/A	$12,000	$18,000	$24,000	—	—	—	—	—	—	N/A

(1)	The amounts shown in these columns reflect the threshold (15% of base salary for Mr. Lively and 10% of base salary for other Named Executive Officers), target (30% of base salary for Mr. Lively and 15% of base salary for other Named Executive Officers) and maximum (45% of base salary for Mr. Lively and 20% of base salary for other Named Executive Officers) amounts that each of the Named Executive Officers could have earned for the fiscal year ended December 31, 2006 pursuant to the Company’s MICP, which is discussed in further detail under the heading “Management Incentive Compensation Plan” in the Compensation Discussion and Analysis section of this proxy statement. The amounts actually awarded to each of the Named Executive Officers are reflected in the Summary Compensation Table.

(2)	Each of the options has an exercise price equal to the fair market value of our common stock at the time of the grant, which is determined by the last known sale price of the Company’s common stock on such date.

(3)	Assumptions used in the calculation of these amounts are described in Notes 1 and 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K that was filed with the SEC on March 29, 2007.
Employment Agreements
     The Company entered into an employment agreement with Mr. Lively on September 20, 2004. The employment agreement will expire on September 20, 2007 but will automatically renew for additional twenty-four month terms unless notice of non-renewal is delivered at least 180 days prior to a renewal date. Neither party to the agreement provided notice to the other of its intent not to renew the agreement prior to March 20, 2007, therefore, the agreement has been extended to September 20, 2009. Pursuant to the terms of the employment agreement, Mr. Lively is paid a minimum annual salary of $170,000 and is entitled to receive benefits under the Company’s employee benefit plans and stock option plans. The Company must also reimburse Mr. Lively for business-related travel and entertainment expenses. In addition, if the Company issues Common Stock in a public or private offering during the term of the agreement, other than pursuant to an employee benefit plan or stock option plan or pursuant to a merger or acquisition, the Company must grant to Mr. Lively additional options equal to 3% of the number of shares issued in the offering. Such options will have an exercise price as determined by the Board of Directors at the time of their issue, but in no event shall the exercise price be less than the fair market value of the Common Stock on the date of issuance.
     Mr. Lively’s employment agreement also includes certain change in control and severance provisions, each of which is discussed in detail in the “Potential Payments Upon Termination or Change in Control” section of this proxy statement. In addition, Mr. Lively is subject to certain non-competition and non-solicitation provisions for a period of 12 months following his termination of employment for any reason.
     The Company has not entered into an employment agreement with any other Named Executive Officers.

Outstanding Equity Awards at 2006 Fiscal Year-End
     The following table sets forth information concerning (1) unexercised options, (2) stock that has not vested, and (3) equity incentive plan awards for each of the Named Executive Officers that remained outstanding as of December 31, 2006.

	Option Awards						Stock Awards
				Equity					Equity	Equity
				Incentive					Incentive Plan	Incentive Plan
				Plan					Awards:	Awards:
				Awards:				Market	Number of	Market or
	Number of	Number of		Number of			Number of	Value of	Unearned	Payout Value of
	Securities	Securities		Securities			Shares or	Shares or	Shares, Units	Unearned
	Underlying	Underlying		Underlying			Units of	Units of	or Other	Shares, Units or
	Unexercised	Unexercised		Unexercised	Option	Option	Stock That	Stock That	Rights That	Other Rights
	Options	Options		Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	That Have Not
Name	Exercisable	Unexercisable		Options	Price	Date	Vested	Vested	Vested	Vested
Marc R. Lively	19,764	—		—	$5.00	5/17/2009	346 (4)	$10,380	—	—
	38,580	—		—	$12.50	7/21/2014		—	—	—
	150	150	(1)	—	$25.00	10/6/2015		—	—	—
	—	4,450	(2)	—	$30.00	7/18/2016		—	—	—

Dianne Scroggins	3,000	—		—	$9.50	4/1/2012	—	—	—	—
	1,800	—		—	$10.00	2/1/2013	—	—	—	—
	666	334	(3)	—	$13.00	4/27/2014	—	—	—	—
	1,000	500	(3)	—	$15.00	12/22/2014	—	—	—	—
	150	150	(1)	—	$25.00	10/6/2015	—	—	—	—
	—	1,750	(2)	—	$30.00	7/18/2016	—	—	—	—

Michael J. Saporito	3,366	3,334	(3)	—	$15.00	12/22/2014	—	—	—	—
	150	150	(1)	—	$25.00	10/6/2015	—	—	—	—
	—	1,750	(2)	—	$30.00	7/18/2016	—	—	—	—

Carl B. Campbell	3,000	—		—	$5.00	2/15/2010	—	—	—	—
	2,000	—		—	$9.50	4/1/2012	—	—	—	—
	1,800	—		—	$10.00	2/1/2013	—	—	—	—
	666	334	(3)	—	$13.00	4/27/2014	—	—	—	—
	2,000	1,000	(3)	—	$15.00	12/22/2014	—	—	—	—
	150	150	(1)	—	$25.00	10/6/2015	—	—	—	—
	—	1,750	(2)	—	$30.00	7/18/2016	—	—	—	—

Roger D. Stewart	1,500	4,500	(2)	—	$24.00	7/18/2015	—	—	—	—
	150	150	(1)	—	$25.00	10/6/2015	—	—	—	—
	—	1,750	(2)	—	$30.00	7/18/2016	—	—	—	—

(1)	Options vest at a rate of 50% per year over the first two years of the 10-year option term.

(2)	Options vest at a rate of 25% per year over the first four years of the 10-year option term.

(3)	Options vest at a rate of 33.3% per year over the first three years of the 10-year option term.

(4)	Restricted shares vest annually in two equal parts beginning on 1/17/2007 and become fully vested on 1/17/2008.

Option Exercises and Stock Vested in 2006
     The following table sets forth information regarding the exercise of stock options and the vesting of restricted stock awards during the fiscal year ended December 31, 2006 for each of the Named Executive Officers.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Marc R. Lively (1)	12,000	$300,000 (1)	—	—
Dianne Scroggins	—	—	—	—
Michael J. Saporito (2)	3,300	$45,500 (2)	—	—
Carl B. Campbell	—	—	—	—
Roger D. Stewart	—	—	—	—

(1)	Mr. Lively exercised 12,000 stock options on August 18, 2006, with an exercise price of $5.00 and a market price of $30.00.

(2)	Mr. Saporito exercised 2,000 options on February 13, 2006, with an exercise price of $15.00 and a market price of $28.00 and 1,300 options on August 4, 2006, with an exercise price of $15.00 and a market price of $30.00.
Pension Benefits in 2006
     The table below shows the present value of accumulated benefits payable to each of the Named Executive Officers, including the number of years of service credited to each such named executive officer, under the Supplemental Executive Retirement Plan (“SERP”) as of December 31, 2006.

			Present Value of
		Number of Years	Accumulated	Payments During Last
		Credited Service	Benefit	Fiscal Year
Name	Plan Name	(#) (1)	($) (2)(3)	($)
Marc R. Lively	Supplemental Executive Retirement Plan	8	$44,432	—
Dianne Scroggins	Supplemental Executive Retirement Plan	8	$18,843	—
Michael J. Saporito	Supplemental Executive Retirement Plan	2	$22,798	—
Carl B. Campbell	Supplemental Executive Retirement Plan	6	$64,095	—
Roger D. Stewart (4)	—	—	—	—

(1)	Mr. Campbell is 60% vested in his SERP benefit. None of the other Named Executive Officers are vested in any portion of their SERP Benefit. As discussed below, the SERP benefit becomes 100% vested upon a change in control or in the event of a death or disability.

(2)	The present value of the accumulated benefit was calculated in accordance with Financial Accounting Standards 87, using a 6.5% discount rate.

(3)	Includes amounts that the Named Executive Officer may not currently be entitled to receive because such amounts are not vested.

(4)	Mr. Stewart does not participate in the SERP.
     Pursuant to Mr. Lively’s SERP Participation Agreement, if Mr. Lively retires after (i) attaining age 55 and (ii) 10 years of service with the Company, he will be entitled to receive an annual benefit equal to 40% of his average base salary during the 24 months prior his retirement for a period of 15 years (payable in equal monthly installments). Based on these conditions, Mr. Lively will become vested in his SERP benefit in

October 2008. In the event of a disability, Mr. Lively will become 100% vested in his SERP benefit and, upon reaching age 65, he will be entitled to receive an annual benefit equal to 40% of his average base salary during the 24 months prior to his retirement for a period of 15 years (payable in equal monthly installments). In the event of death, Mr. Lively will become 100% vested in his SERP benefit and his estate will be entitled to receive a lump sum payment equal to its present value. Upon a change in control of the Company, Mr. Lively will become 100% vested in his SERP benefit. If Mr. Lively’s employment is terminated following a change in control, he will be entitled to receive a lump sum payment equal to the present value of his SERP benefit.
     Pursuant to Ms. Scroggins’ SERP Participation Agreement, if Ms. Scroggins retires after (i) attaining age 60 and (ii) 15 years of service with the Company, she will be entitled to receive an annual benefit equal to 25% of her average base salary during the 24 months prior to her retirement for a period of 10 years (payable in equal monthly installments). Ms. Scroggins also vests 20% annually in her SERP benefit starting with her 11th year of service with the Company. Based on these conditions, Ms. Scroggins will become fully vested in her SERP benefit in October 2013. In the event of a disability, Ms. Scroggins will become 100% vested in her SERP benefit and, upon reaching age 65, she will be entitled to receive an annual benefit equal to 25% of her average base salary during the 24 months prior his retirement for a period of 10 years (payable in equal monthly installments). In the event of death, Ms. Scroggins will become 100% vested in her SERP benefit and her estate will be entitled to receive a lump sum payment equal to its present value. Upon a change in control of the Company, Ms. Scroggins will become 100% vested in her SERP benefit. If Ms. Scroggins’ employment is terminated following a change in control, she will be entitled to receive a lump sum payment equal to the present value of her SERP benefit.
     Pursuant to Mr. Campbell’s SERP Participation Agreement, if Mr. Campbell retires after (i) attaining age 65 and (ii) 8 years of service with the Company, he will be entitled to receive an annual benefit equal to 25% of his average base salary during the 24 months prior his retirement for a period of 10 years (payable in equal monthly installments). Mr. Campbell also vests 20% annually in his SERP benefit starting with his 4th year of service with the Company. Based on these conditions, Mr. Campbell will become vested in his SERP benefit in January 2008. In the event of a disability, Mr. Campbell will become 100% vested in his SERP benefit and, upon reaching age 65, he will be entitled to receive an annual benefit equal to 25% of his average base salary during the 24 months prior to his retirement for a period of 10 years (payable in equal monthly installments). In the event of death, Mr. Campbell will become 100% vested in his SERP benefit and his estate will be entitled to receive a lump sum payment equal to its present value. Upon a change in control of the Company, Mr. Campbell will become 100% vested in his SERP benefit. If Mr. Campbell’s employment is terminated following a change in control, he will be entitled to receive a lump sum payment equal to the present value of his SERP benefit.
     Pursuant to Mr. Saporito’s SERP Participation Agreement, if Mr. Saporito retires after (i) attaining age 65 and (ii) 8 years of service with the Company, he will be entitled to receive an annual benefit equal to 25% of his average base salary during the 24 months prior his retirement for a period of 10 years (payable in equal monthly installments). Mr. Saporito also vests 20% annually in his SERP benefit starting with his 4th year of service with the Company. Based on these conditions, Mr. Saporito will become vested in his SERP benefit in September 2012. In the event of a disability, Mr. Saporito will become 100% vested in his SERP benefit and, upon reaching age 65, he will be entitled to receive an annual benefit equal to 25% of his average base salary during the 24 months prior to his retirement for a period of 10 years (payable in equal monthly installments). In the event of death, Mr. Saporito will become 100% vested in his SERP benefit and his estate will be entitled to receive a lump sum payment equal to its present value. Upon a change in control of the Company, Mr. Saporito will become 100% vested in his SERP benefit. If Mr. Saporito’s employment is terminated following a change in control, he will be entitled to receive a lump sum payment equal to the present value of his SERP benefit.
     As a condition to receiving their SERP benefit, Ms. Scroggins, Mr. Campbell and Mr. Saporito have each agreed not to compete (as defined by the respective Participation Agreements) with the Company for a one-year period following their termination of employment. Mr. Lively is subject to a similar non-competition agreement pursuant to his employment agreement.
     There are no funds invested or set aside for the SERP. It is an unfunded plan that accrues an accounting liability and is a contractual promise to pay a future benefit based on the terms of the plan document. The Company purchased its Bank Owned Life Insurance Plan (“BOLI”) as a way to offset SERP expenses. The BOLI is discussed in further detail under the heading “Bank Owned Life Insurance” in the Compensation Discussion and Analysis section of this proxy statement.
Potential Payments Upon Termination or Change in Control
     The discussion and tables below reflect the amount of compensation payable to each of the Named Executive Officers in the event of termination of such executive’s employment. The amount of compensation payable to each Named Executive Officer upon voluntary termination, retirement, involuntary not-for-cause termination, for cause termination, termination following a change in control and in the event of disability or death of the executive is shown below. The amounts assume that such termination was effective as of December 31, 2006, and thus include amounts earned through such time, and are estimates of the awards and amounts that would be paid out to the executives upon their termination. The actual awards and amounts to be paid out can only be determined at the time of such executive’s separation from the Company.
     Payments Made Upon a Voluntary Termination or For Cause Termination. In the event of the voluntary termination or termination for cause of a Named Executive Officer, the executive is entitled to receive amounts earned during his term of employment. Such amounts include:
•	base salary earned through the termination date;

•	non-equity incentive compensation earned through the termination date; and

•	accrued but unpaid leave such as holidays, vacation and sick pay under the Company’s paid leave plan as of the termination date.
     Payments Made Upon Death or Disability. In the event of the death or disability of a Named Executive Officer, in addition to the benefits listed under the heading “Payments Upon Voluntary or For Cause Termination,” the Named Executive Officer will receive benefits under the Company’s disability plan or payments under the Company’s general life insurance plans, as applicable. The Named Executive Officer (or their estate) would also be entitled to receive their SERP benefits on the terms set forth in the applicable SERP Participation Agreement. In the event of the death of a Named Executive Officer, their designated beneficiary would also be entitled to receive a $25,000 death benefit pursuant to the Company’s BOLI. Additionally, the Company’s employment agreement with Mr. Lively provides that, upon Mr. Lively’s termination of employment as a result of a disability, the Company is required to make bi-weekly disability payments to him equal to two-thirds (2/3) of his bi-weekly rate of base salary on the effective date of such termination. Under such circumstances, the Company will also continue to provide life, medical, dental and disability coverage to Mr. Lively. The disability payments and health care coverage are required to continue until the earlier of (a) the date he returns to the full-time employment of the Company in the same capacity as he was employed prior to his termination or disability and pursuant to an employment agreement between him and the Company; (b) his full-time employment by another employer; (c) his attaining the normal expected retirement age or age 65; or (d) his death.
     Payments Made Upon Retirement. In the event of the retirement of a Named Executive Officer, in addition to the benefits listed under the heading “Payments Upon Voluntary or For Cause Termination,” the Named Executive Officer will be entitled to their SERP benefit, provided that such benefit has vested pursuant to the terms of the applicable SERP Participation Agreement.
     Payments Made Upon a Termination Without Cause or For Good Reason. Pursuant to his employment agreement, if Mr. Lively is terminated without “cause” or if he resigns for certain specified reasons (including demotion or relocation) he is entitled to receive a lump sum payment equal to 12 months of his then current base salary as well as continued life, medical, dental and disability coverage for a period of 12 months following termination. None of the other Named Executive Officers are entitled to receive severance benefits under these circumstances.
     Payments Made in Connection With a Change in Control. Upon a change in control of the Company, a Named Executive Officer will become 100% vested in their SERP benefit. The Company’s equity incentive plans also provide that, unless otherwise determined by the Company’s Board of Directors in their discretion, all unvested options that have not earlier terminated or expired in accordance with their terms will automatically vest in full, and all outstanding shares of restricted stock will become immediately vested and nonforfeitable.
     In the event of a termination following a change in control of a Named Executive Officer, they will be entitled to receive those benefits listed under the heading “Payments Upon Voluntary or For Cause Termination.” Additionally, pursuant to Mr. Lively’s employment agreement, if Mr. Lively is terminated following a change in control, he will be entitled to receive a severance payment equal to an amount that is 2.5 times his “base amount” then currently in effect (calculated in accordance with Section 280G of the Internal Revenue Code of 1986 (the “Code”)). Mr. Lively will also receive additional tax gross up payments in order to compensate for any tax liability imposed on change in control payments to Mr. Lively, to the extent these payments constitute “parachute payments” under Section 280G of the Code.

Marc R. Lively
     The following table shows the potential payments upon termination or a change of control of the Company for Marc R. Lively.

					Termination
			Involuntary		for Good
			Termination		Reason or
			Without		Involuntary
			Cause or		Termination
			Termination		Following a
	Voluntary		for Good		Change in
Executive Benefits and	Termination	Retirement	Reason	For Cause	Control				Death
Payments Upon	on	on	on	Termination	on		Disability		on
Separation	12/31/2006	12/31/06	12/31/2006	on 12/31/2006	12/31/2006		on 12/31/2006		12/31/2006
Non-equity Incentive Compensation	$62,000	$62,000	$62,000	$62,000	$62,000		$62,000		$62,000
SERP	—	—	—	—	$692,509	(1)	$1,080,000	(2)	$692,509	(1)
Accelerated Vesting of Options (3)	—	—	—	—	$750		—		—
Accelerated Vesting of Restricted Stock (3)	—	—	—	—	$10,380		—		—
Cash Severance	—	—	$190,000 (4)	—	$395,840	(5)	$2,807,778	(6)		—
Insurance Benefits (6)	—	—	$11,023 (7)	—	$11,023	(7)	$244,353	(8)	$25,000	(9)
Gross-Up Payment	—	—	—	—	$221,323	(10)	—		—

(1)	Amount equal to the present value of Mr. Lively’s SERP benefit (applying a 6.5% discount rate), to be paid out in a lump sum.

(2)	Amount shown represents the 100% of Mr. Lively’s SERP benefit, to be paid out in equal monthly installments over a 15-year period upon reaching age 65.

(3)	Assumes accelerated vesting of stock options and restricted stock is triggered upon a change of control (whether or not the executive’s employment is terminated). Accelerated vesting of stock option amounts are calculated as the difference between the market price of our common stock on December 29, 2006 ($30.00 per share) and the respective exercise prices of in-the-money unvested stock options. The market price on December 29, 2006 is also used to calculate accelerated vesting of restricted stock amounts.

(4)	Amount equal to 12 months then current annual base salary, to be paid out in a lump sum.

(5)	Amount equal to 2.5 times Mr. Lively’s “base amount” (determined in accordance with Section 280G of the Code), to be paid out in a lump sum within 10 days of termination.

(6)	Amount shown assumes that bi-weekly disability payments equal to 2/3 of Mr. Lively’s bi-weekly rate of base salary will be made to Mr. Lively until he reaches age 65 (532 payments of approximately $5,278). Pursuant to his employment agreement, however, these payments would terminate earlier in the event of his (a) return to the full-time employment of the Company in the same capacity as he was employed prior to his termination or disability, (b) full-time employment by another employer or (c) death.

(7)	Pursuant to his employment agreement, the Company is required to provide continued life, medical, dental and disability coverage for a one year period following a termination of employment without cause/for good reason or in connection with a change in control. Amounts are based upon the types of insurance coverage the Company carried for Mr. Lively as of December 31, 2006 and the premiums in effect on such date.

(8)	Pursuant to his employment agreement, the Company is required to provide continued life, medical, dental and disability coverage for Mr. Lively in the event he becomes disabled. Amount shown assumes that insurance coverage will continue until he reaches age 65. Pursuant to his employment agreement, however, this coverage would terminate earlier in the event of his (a) return to the full-time employment of the Company in the same capacity as he was employed prior to his termination or disability, (b) full-time employment by another employer or (c) death.

(9)	Amount to be paid to Mr. Lively’s designated beneficiaries pursuant to the Company’s BOLI.

(10)	Calculated using maximum ordinary income tax rate of 35%.
Other Named Executive Officers
     The following table shows the potential payments upon termination under certain circumstances and a change of control of the Company for Dianne Scroggins, Carl B. Campbell, Michael J. Saporito, and Roger D. Stewart.

		Termination
		Following a Change
Name	Retirement	in Control	Disability		Death
Executive Benefits and Payments Upon	on	on	on		on
Termination	12/31/06	12/31/2006	12/31/2006		12/31/2006
Dianne Scroggins Non-equity Incentive Compensation	$16,000	$16,000	$16,000		$16,000
SERP	—	$142,580 (1)	$193,229	(2)	$142,580	(1)
Accelerated Vesting of Options (3)	—	$13,928	—		—
Insurance Benefits (4)	—	—	—		$25,000

Michael J. Saporito Non-equity Incentive Compensation	$24,000	$24,000	$24,000		$24,000
SERP	—	$208,873 (1)	$283,073	(2)	$208,873	(1)
Accelerated Vesting of Options (3)	—	$50,760	—		—
Insurance Benefits (4)	—	—	—		$25,000

Carl B. Campbell Non-equity Incentive Compensation	$24,000	$24,000	$24,000		$24,000
SERP	$163,043 (5)	$200,510 (1)	$271,738	(2)	$200,510	(1)
Accelerated Vesting of Options (3)	—	$21,428	—		—
Insurance Benefits (4)	—	—	—		$25,000

Roger D. Stewart Non-equity Incentive Compensation	$24,000	$24,000	$24,000		$24,000
SERP	—	—	—		—
Accelerated Vesting of Options (3)	—	$5,250	—		—
Insurance Benefits (4)	—	—	—		$25,000

(1)	Amounts shown are equal to the present value of the executive’s SERP benefit (applying a 6.5% discount rate), to be paid out in a lump sum.

(2)	Amount shown represents 100% of the executive’s SERP benefit, to be paid out in equal monthly installments over a 10-year period upon reaching age 65.

(3)	Assumes accelerated vesting of stock options and restricted stock is triggered upon a change of control (whether or not the executive’s employment is terminated). Accelerated vesting of stock option amounts are calculated as the difference between the market price of our common stock on December 29, 2006 ($30.00 per share) and the respective exercise prices of in-the-money unvested stock options.

(4)	Amounts to be paid to the executive’s designated beneficiaries pursuant to the Company’s BOLI.

(5)	The amount shown represents 60% of Mr. Campbell’s SERP benefit, to be paid out in equal monthly installments over a 10-year period upon reaching age 65. For a termination of employment in connection with a change in control, disability or death, amounts shown are equal to the present value of the executive’s SERP benefit, to be paid out in a lump sum.

Director Compensation in 2006
     The following table summarizes the compensation paid with respect to the fiscal year ended December 31, 2006 to each of the Company’s non-employee directors:

					Change in
	Fees				Pension
	Earned				Value and
	or			Non-Equity	Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards (2)	Compensation	Compensation	Compensation	Total
Name (1)	($)	($)	($)	($)	Earnings ($)	($)	($)
Eslick E. Daniel, MD	$22,550	—	$1,269	—	—	—	$23,819
Vasant Gopa Hari	$10,100	—	$1,269	—	—	—	$11,369
Roger Witherow	$19,550	—	$1,269	—	—	—	$20,819
Fred C. White	$24,350	—	$1,269	—	—	—	$25,619
Dinah C. Vire	$13,400	—	$1,269	—	—	—	$14,669
Bernard Childress	$9,150	—	$1,269	—	—	—	$10,419
Randy Maxwell	$16,400	—	$1,269	—	—	—	$17,669
H. Allen Pressnell, Jr.	$18,150	—	$1,269	—	—	—	$19,419
Stephen F. Walker	$8,600	—	$1,269	—	—	—	$9,869

(1)	Director compensation for Mr. Lively is reflected in the Summary Compensation Table of this proxy statement.

(2)	The amounts shown in this column represent the dollar amount recognized for financial statement reporting purposes with respect to 2006 in accordance with FAS 123R. The grant date fair value of the option awards, computed in accordance with FAS 123R, for each of the directors was $8.46 per share, or $10,152. All grants of options to purchase the Company’s common stock were made under the Community First, Inc. 2005 Stock Incentive Plan and are subject to individual award agreements, the form of which was previously filed with the SEC. As of December 31, 2006, the aggregate number of option awards outstanding for each of the Company’s non-employee directors was as follows: Dr. Daniel (8,000); Mr. Hari (1,200); Mr. Witherow (1,200); Mr. White (1,200); Ms. Vire (8,000); Mr. Childress (8,000); Mr. Maxwell (8,000); Mr. Pressnell (8,000); and Mr. Walker (8,000). The exercise prices for these options range from $5.00 to $30.00.

The retainers and meeting fees paid to our directors are as follows:

	Current	Previous
Retainers and Fees	(2007)	(2006)
Board member retainer	$4,000	$—
Board meeting fee	$650	$550
Committee meeting fee (non-employee directors only)	$300	$300
Executive Committee retainer	$2,000	$2,000

SHAREHOLDER PROPOSALS
     A proper proposal submitted by a shareholder in accordance with applicable rules and regulations for presentation at the Company’s annual meeting of shareholders in 2008 and received at the Company’s executive offices no later than December 4, 2007 will be included in the Company’s proxy statement and form of proxy relating to such annual meeting.
     In addition, the Company’s Bylaws contain an advance notice provision that provides that for a shareholder proposal to be brought before and considered at the next annual meeting of shareholders, such shareholder must provide notice thereof to the Secretary of the Company no later than December 4, 2007 and the proposal and the shareholder must comply with Regulation 14A under the Securities Exchange Act of 1934. In the event that a shareholder proposal intended to be presented for action at the next annual meeting is not received prior to December 4, 2007, proxies solicited by the Board of Directors in connection with the annual meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the proxy statement for the annual meeting.
OTHER MATTERS
     Management of the Company does not know of any matters to be brought before the Shareholders Meeting other than those described in this Proxy Statement. If any other matters properly come before the Shareholders Meeting, the persons named as proxies in the enclosed form of proxy and acting thereunder will vote on such matters in accordance with the recommendation of the Board of Directors.
ANNUAL REPORT AND ADDITIONAL INFORMATION
     All stockholders of record on the record date will receive with this Proxy Statement a copy of our 2006 Annual Report to Shareholders. The Annual Report to Shareholders is not part of the proxy solicitation materials. Any shareholder who desires a copy of our 2006 Annual Report to Shareholders or our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC, may obtain a copy without charge by visiting our website, http://www.cfbk.com, by addressing a request to: Community First, Inc., 501 South James M. Campbell Boulevard, Columbia, Tennessee 38401, Attention: Dianne Scroggins or by calling (931) 380-2265.

PROXY CARD
REVOCABLE PROXY
COMMUNITY FIRST, INC.
PROXY SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS FOR THE MEETING OF
SHAREHOLDERS TO BE HELD ON APRIL 24, 2007.
     The undersigned, having received the Notice of Shareholders Meeting and the Proxy Statement dated April 2, 2007, appoints MARC R. LIVELY and DIANNE SCROGGINS and each of them proxies with full power of substitution and revocation, to represent the undersigned and to vote all shares of Common Stock of Community First, Inc. (the “Company”) which the undersigned is entitled to vote at the Shareholders Meeting to be held on Tuesday, April 24, 2007, beginning at 4:00 p.m., local time, at the Vest Hall located on the campus of Columbia Academy, 1101 West 7th Street, Columbia, Tennessee 38401, and any adjournment(s) thereof, as specified in this Proxy:
1.	Election of Directors
FOR ALL OF THE NOMINEES
WITHHOLD AUTHORITY FOR ALL OF THE NOMINEES
INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE OF THE NOMINEES, STRIKE A LINE THROUGH HIS OR HER NAME IN THE LIST BELOW:
Class II Directors
Fred C. White
Roger Witherow
Bernard Childress
Stephen Walker
2.	In their discretion the proxies are authorized to vote upon such other matters as may properly come before the meeting.

     The Board of Directors recommends affirmative votes for Item 1 and IF NO CONTRARY SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ITEM 1.
     The Board of Directors knows of no other matters that may properly be or which are likely to come or be brought before the meeting. However, if any other matters are properly brought before the meeting, the persons named in this proxy or their substitutes will vote in accordance with their best judgment on such matters. THIS PROXY SHOULD BE DATED, SIGNED BY THE SHAREHOLDER AS THE NAME APPEARS BELOW AND RETURNED PROMPTLY IN THE ENCLOSED ENVELOPE. JOINT OWNERS SHOULD EACH SIGN PERSONALLY, AND TRUSTEES AND OTHERS SIGNING IN A REPRESENTATIVE CAPACITY SHOULD INDICATE THE CAPACITY IN WHICH THEY SIGN.
     THE BOARD OF DIRECTORS RECOMMENDS THAT ANY SHAREHOLDER DESIRING TO REVOKE HIS OR HER PROXY AND VOTE IN PERSON AT THE SHAREHOLDERS MEETING ARRIVE AT THE MEETING LOCATION BY 3:00 P.M., LOCAL TIME, TO FACILITATE CONFIRMATION OF NUMBER OF SHARES ELIGIBLE TO VOTE.
DATED:                                         , 2007

Signature

Signature if held jointly

Please print or type your name
PLEASE SIGN, DATE AND PROMPTLY RETURN IN THE ACCOMPANYING ENVELOPE.
     Please mark here if you plan to attend the Shareholders Meeting.
Please return your signed Proxy to:
Community First, Inc.
501 South James M. Campbell Boulevard
Columbia, Tennessee 38401
Attn: Dianne Scroggins